Exhibit 99.1

Contacts:
	Media -	Jim Sluzewski
513/579-7764
	Investor -	Susan Robinson
513/579-7780
FOR IMMEDIATE RELEASE
FEDERATED AGREES TO SELL BRIDAL GROUP
Sales to Leonard Green & Partners and Men’s Wearhouse expected to close in 1Q2007
     CINCINNATI, Ohio, November 17, 2006 — Federated Department Stores, Inc. today announced that it has signed agreements to sell its Bridal Group division, based in Conshohocken, PA, in two separate transactions totaling $850 million in cash (after-tax net proceeds of approximately $750 million), subject to certain adjustments.
•	An affiliate of Los Angeles-based Leonard Green & Partners, L.P. has agreed to purchase the 269-store David’s Bridal and 10-store Priscilla of Boston businesses for approximately $750 million.

•	Houston-based Men’s Wearhouse has agreed to purchase the 511-store After Hours Formalwear business, which includes Mr. Tux stores in New England, for approximately $100 million.
     Federated’s Board of Directors has approved the sales. Both transactions are expected to close in the first quarter of 2007, pending regulatory approvals. Federated will continue to operate Bridal Group locations until the change in ownership. Federated accounts for the Bridal Group as a discontinued operation.
     “These sale agreements represent the successful conclusion of a process that yielded an excellent price for our shareholders,” said Terry J. Lundgren, Federated’s chairman, president and chief executive officer. “While the Bridal Group did not fit with Federated’s strategy for focusing on the nationwide Macy’s and Bloomingdale’s brands, we do believe these businesses have a promising future under the ownership of Leonard Green and Men’s Wearhouse. We look forward to a continuing relationship between Macy’s and David’s Bridal, with Macy’s being the exclusive department store wedding gift registry partner with David’s.”
     David’s Bridal and Priscilla of Boston will continue under the leadership of the Bridal Group management team following the acquisition by an affiliate of Leonard Green. Men’s Wearhouse will be integrating the companies with the management of After Hours.
     Federated was advised in the Bridal Group divestiture process by Credit Suisse, Banc of America Securities LLC, and the law firm of Jones Day.
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     Federated, with corporate offices in Cincinnati and New York, is one of the nation’s premier retailers, with fiscal 2006 sales expected to be about $27 billion. Federated operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy’s and Bloomingdale’s. The company also operates macys.com, bloomingdales.com and Bloomingdale’s By Mail.
     All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Federated’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, or the risk the company will not be able to divest the assets that it intends to divest or that the amounts realized in connection with the divestitures are less than anticipated, and other factors identified in documents filed by the company with the Securities and Exchange Commission.
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(NOTE: Also before the stock market opening today, Federated issued a separate news release related to its debt tender offer. Additional information on Federated, including past news releases, is available at www.fds.com/pressroom)